EXHIBIT 5

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069
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May 31, 2017

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We are acting as counsel for Morgan Stanley, a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) 50,000,000 shares of common stock, par value $0.01, of the Company (the “Shares”) that may be delivered from time to time pursuant to the Morgan Stanley Equity Incentive Compensation Plan, as amended and restated as of March 30, 2017 (the “EICP”); and (ii)  1,000,000 Shares that may be delivered from time to time pursuant to the Morgan Stanley Directors’ Equity Capital Accumulation Plan, as amended and restated as of March 30, 2017 (the “DECAP”, and together with the EICP, the “Plans”).

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by‑laws of the Company, in each case as amended to date; and

(c)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of each of the Plans as referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares which may be delivered under each of the Plans have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of each of the Plans and (b) paid for in full in accordance with the terms of each of the Plans, will be validly issued, fully paid and non‑assessable.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP

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